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DataMirror Appoints Lucian Mustatea
Vice President of Research & Development

Mustatea Brings More Than 14 Years of Development Experience to Senior Management Team

MARKHAM, CANADA - (June 21, 2004) - DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration solutions, today announced that Lucian Mustatea has joined the company as Vice President of Research & Development. With more than 14 years of development experience in enterprise software and hardware, Mustatea will lead the development and management of DataMirror's industry-leading software solutions. Mustatea will report directly to Nigel Stokes, CEO, DataMirror.

"Lucian's impressive background in software development and executive leadership is vital to guiding our company's strategic vision and future market direction," says Stokes. "In addition to leading our strategic R&D initiatives, Lucian will play an instrumental role in identifying product acquisition opportunities to further strengthen our solution offerings, particularly around our core data integration product line. Lucian shares our corporate vision, values, and commitment to excellence and will make a valuable contribution as part of our senior executive team."

Mustatea was Chief Technology Officer and Vice President of Research and Development at Opencola, where he introduced various development processes and accelerated the company's time-to-market through technology innovation. He has also worked at IBM and Open Text Corporation and has held senior management positions at Corel Corporation and Cognos.

Mustatea holds a bachelor's degree in Computer Science from the University of Waterloo in Canada.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in realtime. DataMirror's comprehensive family of software solutions helps customers easily and cost-effectively capture, transform, and flow data throughout the enterprise. DataMirror unlocks the experience of nowTM by providing the live, secure data access, integration, and protection companies require today across all computers in their business.

Over 1,800 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B'Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.